Exhibit 3.11(b)

BY-LAW NO. 1

A By-law relating generally

to the transaction of the

business and affairs of

1295728 ALBERTA LTD.

MILLER THOMSON LLP

Barristers and Solicitors

BUSINESS CORPORATIONS ACT (ALBERTA)

BY-LAW NO. 1

TABLE OF CONTENTS

AND

BUSINESS CORPORATIONS ACT REFERENCE

	Section of By-law	Page	Section of Act as at Jan. 2002
SECTION 1 — INTERPRETATION
Definitions	1.1	1	1
Interpretation	1.2	1	—
Conflict with Act	1.3	1	—
Conflict with Documents	1.4	1	—
Headings	1.5	2	—

SECTION 2 — DIRECTORS AND BOARD
Calling of Meeting	2.1	2	104, 114
Notice of Meetings	2.2	2	114, 255
Telecommunication	2.3	2	114
Consent Resolution	2.4	2	117
Casting Vote	2.5	2	—
Committees of Directors	2.6	2	115
Corporate Seal	2.7	3	25
Execution of Instruments	2.8	3	—
Dividends	2.9	3	—

SECTION 3 — OFFICERS
Appointment	3.1	3	121
Chairman of the Board	3.2	4	—
President	3.3	4	—
Vice-President	3.4	4	—
Managing director	3.5	4	115
Secretary	3.6	4	—
Treasurer	3.7	5	—
Other Officers	3.8	5	—
Variation of Powers and Duties	3.9	5	121
Removal and Discharge	3.10	5	121
Term of Office	3.11	5	—

SECTION 4 — SHAREHOLDERS AND SHARES
Telecommunication Meetings	4.1	5	131,110,134
Persons Entitled to be Present	4.2	5	255
Chairman	4.3	6	—
Secretary of Meeting	4.4	6	—

Chairman’s Casting Vote	4.5	6	—
Chairman’s Declaration	4.6	6	—
Voting by Ballot	4.7	6	140
Scrutineers	4.8	7	—
Joint Shareholders	4.9	7	139
Vote by Joint Shareholders	4.10	7	139
Proxy	4.11	7	147, 148, 149
Lien on Shares enforcement	4.12	8

SECTION 5 — INDEMNIFICATION
Indemnification of Directors and Officers	5.1	9
Indemnification of Others	5.2	9	124
Right of Indemnity not Exclusive	5.3	10	124
No Liability of Officers or Directors for Certain Acts	5.4	10	—

SECTION 6 — GENERAL
Notices	6.1	10	255
Waiver of Notice	6.2	10	258
Notice to Joint Shareholders	6.3	11	—
Signature on Notice	6.4	11	—

Signed for identification effective as of the 23rd day of January, 2007.

By:	/s/ T. Moffatt
PRESIDENT

BY-LAW NO. 1

A By-law relating generally to the transaction of the business and affairs of 1295728 Alberta Ltd.

ARTICLE 1 — INTERPRETATION

1.1	Definitions.

In these and other by-laws of the Corporation, unless the context otherwise requires:

(a)	“Act” means the Business Corporations Act, R.S.A. 2000, Chapter B-9 as amended from time to time, and any Statute that may be substituted therefor, as amended from time to time;

(b)	“appoint” includes “elect” and vice versa;

(c)	“Board” means the board of directors of the Corporation;

(d)	“By-laws” means this By-law and all other by-laws of the Corporation from time to time in force and effect;

(e)	“Corporation” means the Corporation which has adopted these By-laws and to which the same apply.

(f)	“shareholder” means a shareholder of the Corporation.

1.2	Interpretation.

Words and expressions defined in the Act have the same meanings when used in the By-laws. Words importing the singular number include the plural and vice versa and words importing gender include masculine, feminine and neuter genders as required by the context. Without limiting the generality of the foregoing, a reference to the directors shall include a sole director when the Corporation has only a sole director.

1.3	Conflict with Act.

The By-laws are subject to the provisions of the Act, unless the Act otherwise specifically provides.

1.4	Conflict with Documents.

The By-laws are subject to the provisions of the articles and any unanimous shareholders agreement and in the event of conflict between the provisions of any By-laws and the provisions of the articles or a unanimous shareholders agreement, the provisions of the articles or the unanimous shareholders agreement shall prevail over the By-laws.

1.5	Headings.

The headings and indices used in the By-laws are inserted for convenience of reference only and do not affect the interpretation of the By-laws or any part thereof.

ARTICLE 2 — DIRECTORS AND BOARD

2.1	Calling of Meeting.

The Secretary shall, upon request of a director, summon a meeting of the Board.

2.2	Notice of Meetings.

Notice of the time and place of Board meetings shall be given to each director not less than seventy two (72) hours before the time of the meeting. A notice of a meeting of directors need not specify the purpose or the business to be transacted at the meeting, except where the Act requires otherwise.

2.3	Telecommunication.

A director may participate in a Board meeting or of a committee of directors by means of telephone or other communication facilities that permit all directors participating in the meeting to hear each other and a director participating in a meeting by those means is deemed to be present at the meeting.

2.4	Consent Resolution.

A resolution or resolutions signed by all of the directors, as such, without meeting together, whether embodied in the form of minutes of a Board meeting or not, shall be valid and effectual as if passed at a Board meeting duly called and constituted and shall be entered into the minute book of the Corporation accordingly, and may relate back to any date therein stated to be the effective date thereof. A director may signify his assent to such resolution or resolutions in writing, in one or more counterparts, or by means of telecommunication with respect to which a written record is made. A facsimile of a signed counterpart of a resolution in writing is as valid as an originally signed counterpart.

2.5	Casting Vote.

At all Board meetings, every question shall be decided by a majority of votes cast on each question. In the case of an equality of votes, the chairman of the meeting shall not be entitled to a second or casting vote in addition to the vote or votes to which he may be entitled as a director.

2.6	Committees of Directors.

Unless otherwise ordered by the Board each committee of directors shall have power to fix its quorum at not less than a majority of its members, to elect its chairman and to regulate its procedure.

2.7	Corporate Seal.

The Board may adopt and change a corporate seal which shall contain the name of the Corporation and the Board may cause to be created as many duplicates thereof as the Board shall determine.

2.8	Execution of Instruments.

The Board may from time to time direct the manner in which, and the person or persons by whom, any particular instrument or class of instruments may or shall be signed and delivered. In the absence of a director’s resolution, any particular instrument or class of instruments may be signed and delivered on behalf of the Corporation by any person holding the office of Chairman of the Board, President, Vice-President, Secretary, Treasurer or Managing director or any other office created by By-law or by the directors, or if the Corporation is authorized to have and has only one (1) director by any such person acting alone. Any signing officer may affix the corporate seal to any instrument requiring the same.

2.9	Dividends.

Subject to the provisions of the Act, the Board may from time to time declare and pay dividends (including interim dividends) payable to the Shareholders according to their respective rights and interests in the Corporation and such dividends may be paid in money or property or by issuing fully paid shares of the Corporation, or any combination thereof.

ARTICLE 3 — OFFICERS

3.1	Appointment.

The Board may from time to time appoint a Chairman of the Board, a President, one (1) or more Vice-Presidents (to which title may be added words indicating seniority or function), a Secretary, a Treasurer, a Managing director, and such other officers as the directors may determine, including one (1) or more assistants to any of the officers so appointed. Subject to those powers and authority which by law may only be exercised by the directors, the officers of the Corporation may exercise respectively such powers and authority and shall perform such duties, in addition to those specified in the By-laws, as may from time to time be prescribed by the Board. Except for the Chairman of the Board, if appointed, and the Managing director, if appointed, an officer may, but need not be, a director. One (1) person may hold more than one (1) office of the Corporation except that the offices of President and Secretary must be held by different persons unless the Board consists of a sole director. The Board may also from time to time appoint other agents, attorneys, officers and employees of the Corporation within or without Canada, who may be given such titles and who may exercise such powers and authority (including the power of subdelegation) and shall perform such duties of management or otherwise, as the Board may from time to time prescribe. In case of the absence of any officer or employee of the Corporation or for any other reason that the Board may deem sufficient, the Board may delegate for the time being the powers and authority of such officer or employee to any other officer or employee or to any director of the Corporation.

3.2	Chairman of the Board.

The Chairman of the Board, if appointed, shall preside at all meetings of the Board and may exercise such other powers and authority and shall perform the duties which the directors may from time to time prescribe.

3.3	President.

The President shall be the chief operating officer of the Corporation and, subject to the authority of the Board shall have general supervision of the business and affairs of the Corporation and shall have such other powers and duties as the Board may specify. In the event no Chairman of the Board has been appointed or during the absence of the Chairman of the Board or inability or failure of the Chairman of the Board to act, the President shall also have the powers and duties of the office of Chairman of the Board.

3.4	Vice-President.

The Vice-President, or if more than one (1) Vice-President has been appointed, the Vice-Presidents, may exercise such powers and authority and shall perform such duties as may from time to time be prescribed by the Board. During the absence of the President or the inability or failure of the President to act, the Vice-President, or if more than one (1) Vice-President has been appointed, the Vice-President first appointed, shall also have the powers and duties of the office of President.

3.5	Managing Director.

The Managing director, if appointed, shall manage the operations of the Corporation generally, and may exercise such other powers and authority and shall perform such other duties as may from time to time be prescribed by the Board.

3.6	Secretary.

The Secretary, if appointed, shall attend and be the secretary to all Board meetings, shareholders and committees of the Board and shall enter or cause to be entered in records kept for that purpose minutes of all proceedings at such meetings. The Secretary shall give or cause to be given as and when instructed all notices to shareholders, directors, officers, auditors and members of committees of the Board. The Secretary shall be the custodian of the corporate seal, if any, of the Corporation and shall have charge of all books, papers, reports, certificates, records, documents, registers and instruments belonging to the Corporation. The Secretary shall be responsible for registering or filing of all reports, certificates and all other documents required by law to be registered or filed by the Corporation. The Secretary shall certify any documents of the Corporation except when some other officer or agent has been appointed for any such purpose and may exercise such other powers and authority and shall perform such other duties as may from time to time be prescribed by the directors or the President.

3.7	Treasurer.

The Treasurer, if appointed, shall be responsible for the keeping of proper accounting records in compliance with the Act and shall be responsible for the deposit of monies and other valuable effects of the Corporation in the name and to the credit of the Corporation in such banks or other depositories as the Board may from time to time designate and he shall be responsible for the disbursement of the funds of the Corporation. The Treasurer shall render to the President and the Board whenever so directed an account of all financial transactions and of the financial position of the Corporation. The Treasurer shall be subject to the control of the President and may exercise such other powers and authority and shall perform such other duties as may from time to time be prescribed by the Board or by the President. Whenever the Secretary is also the Treasurer the office may be designated Secretary-Treasurer.

3.8	Other Officers.

The powers and duties of all other officers shall be such as prescribed by the Board. Any of the powers and duties of an officer to whom an assistant has been appointed may be exercised and performed by such assistant, unless the directors otherwise direct.

3.9	Variation of Powers and Duties.

The Board may from time to time vary, add to or limit the powers, authority and duties of any officer.

3.10	Removal and Discharge.

The Board may remove any officer of the Corporation, with or without cause, at any time, unless the resolution or contract providing for the appointment of such officer stipulates otherwise.

3.11	Term of Office.

Each officer appointed by the Board shall hold office until a successor is appointed, or until his earlier resignation or removal by the Board.

ARTICLE 4 — SHAREHOLDERS AND SHARES

4.1	Telecommunication Meetings.

A shareholder or any other person entitled to attend a meeting of shareholders may participate in the meeting by means of telephone or other communication facilities that permit all persons participating in the meeting to hear each other (and a person participating in such a meeting by those means is deemed to be present at the meeting).

4.2	Persons Entitled to be Present.

The only persons entitled to be present at a meeting of the shareholders shall be those persons entitled to vote thereat, the directors and auditor (if any) of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the Act or the articles or By-laws to be present at the meeting. Any other persons may be admitted only on the invitation of the chairman of the meeting or with the consent of the meeting.

4.3	Chairman.

The chairman of any meeting of the shareholders shall be the first mentioned of such of the following officers as have been appointed and who is present at the meeting:

(a)	the Chairman of the Board;

(b)	the President;

(c)	any Vice-President (and where more than one (1) Vice-President is present at the meeting, then the priority to act as chairman as between them shall be in order of their appointment to the office of Vice-President).

If no such officer is present within fifteen (15) minutes from the time fixed for the holding of the meeting of the shareholders, the persons present and entitled to vote shall choose one (1) of their number then present to be chairman of that meeting.

4.4	Secretary of Meeting.

If the Secretary of the Corporation is absent, the chairman of a meeting of shareholders shall appoint some person, who need not be a shareholder, to act as secretary of the meeting.

4.5	Chairman’s Casting Vote.

In the case of an equality of votes at a meeting of shareholders, the chairman of the meeting shall not be entitled to a second or casting vote in addition to the vote or votes to which he may be entitled as a shareholder.

4.6	Chairman’s Declaration.

At any meeting of shareholders, unless a ballot is demanded, a declaration by the chairman of the meeting that a resolution has been carried or carried unanimously or by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact without proof of the number or proportion of votes recorded in favour of or against the motion.

4.7	Voting by Ballot.

If a ballot is demanded by a shareholder or proxy-holder entitled to vote at a shareholder’s meeting and the demand is not withdrawn, the ballot upon the motion shall be taken in such manner as the chairman of the meeting shall direct. Upon a ballot each shareholder who is present in person or represented by proxy shall be entitled, in respect of the shares which he is entitled to vote at the meeting upon the question, to that number of votes provided by the Act or the articles. The declaration by the chairman of the meeting that the vote upon the question has been carried, or carried unanimously or by a particular majority, or lost or not carried by a particular majority and an entry in the minutes of the meeting shall be prima facie evidence of the fact without proof of the number or proportion of votes recorded in favour of or against any resolution or question.

4.8	Scrutineers.

The chairman or the secretary at any meeting of the shareholders or the shareholders then present may appoint one (1) or more scrutineers, who need not be shareholders, to count and report upon the results of the voting which is done by ballot.

4.9	Joint Shareholders.

Where any share entitled to be voted at a meeting of shareholders is held by two (2) or more persons jointly, those persons or such of them that attend the meeting of the shareholders shall only constitute one (1) shareholder for purposes of determining whether a quorum of shareholders is present.

4.10	Vote by Joint Shareholders.

If two (2) or more persons hold shares jointly, one (1) of those holders present at a meeting of shareholders may, in the absence of the others, vote the shares, but if two (2) or more of those persons who are present in person or by proxy shall fail to vote as one (1), the vote of such joint shareholders shall not be recognized.

4.11	Proxy.

The form of proxy by which a proxy-holder may be appointed for any meeting of the shareholders shall be in the following form or in any other appropriate form accepted by the chairman of the meeting:

“Proxy

I/WE the undersigned, being (a) shareholder(s) of                                                              , hereby nominate, constitute and appoint                                                      , or in the absence of                                                                          , as my/our attorney, representative and/or proxy-holder with full power and authority to attend, vote and otherwise act for me/or in my/our name and on my/our behalf at the annual (or special) meeting of shareholders of the Corporation, to be held at                                              , on the              day of                         , 20    , and at any and all adjournments thereof, with full power of substitution, and I/we, the undersigned, hereby revoke all other proxies given by me/us, the undersigned, which might be used in respect of such meeting and any and all adjournments thereof.

Given this day of , 20 .

”

4.12	Lien on Shares.

The Corporation shall have first and paramount lien upon all the shares registered in the name of each shareholder, solely or jointly with any others, for the debts of that shareholder or the shareholders named therein solely or jointly with any other person, to or with the Corporation, whether the period for payment thereof shall have actually arrived or not; and no equitable interest in any share shall be created and none shall be recognized by the Corporation. Such lien shall extend to all dividends and distributions of capital from time to time declared or otherwise payable in respect of such shares. Unless otherwise agreed, the registration of a transfer of shares shall operate as a waiver of the lien of the Corporation (if any) upon such shares.

For the purpose of enforcing any lien the Board may sell the shares subject thereto in such manner as it thinks fit, but no sale shall be made until such time as the debt is due and unless full payment has not been made to the Corporation within thirty (30) days of receipt by the shareholder or shareholders of written notice from the Corporation which notice shall contain:

(i)	a statement of the amount due;

(ii)	a demand for payment;

(iii)	expression of the Corporation’s intention to sell the shares subject to the lien;

and which notice shall be deemed to have been sufficiently received if served on the shareholder or shareholders named therein, or the person or persons, if any, entitled to the shares in consequence of the death or bankruptcy of any shareholder.

Upon the sale made by the Board of any shares to satisfy the lien of the Corporation thereon, the proceeds shall be applied: (firstly) in payment of all costs of such sale and (secondly) in satisfaction of the debts due by the shareholder or shareholders to the Corporation and the residue (if any) shall be payable to the shareholder or shareholders.

Upon any sale the Secretary shall enter the name or names of the purchaser or purchasers in the register as the holder or holders of the shares, and the purchaser or purchasers shall not be bound to see to the regularity or validity of, or be affected by, any irregularity or invalidity in the proceedings, or be bound to see to the application of the purchase money, and after the name or names have been entered in the register, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the same shall be in damages only and against the Corporation exclusively.

ARTICLE 5 — INDEMNIFICATION

5.1	Indemnification of directors and officers.

(a)	Except in respect of an action by or on behalf of the Corporation or body corporate to procure a judgment in its favour, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a Shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of that Corporation or body corporate, if:

(i)	he acted honestly and in good faith with a view to the best interests of the Corporation; and

(ii)	in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

(b)	The Corporation may with the approval of the Court indemnify a person referred to in subparagraph (a) in respect of an action by or on behalf of the Corporation or body corporate to procure a judgment in its favour, to which he is made a party by reason of being or having been a director or an officer of the Corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfils the conditions set out in subparagraphs (a)(i) and (ii).

5.2	Indemnification of Others.

Subject to subparagraph 5.1(a), the Corporation may from time to time indemnify and save harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, (other than an action by or in the right of the Corporation) by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director or officer, employee, agent of or participant in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including legal fees), judgments, fines in any amount actually and reasonably incurred by him in connection with such action, suit or proceeding if the Board determines that:

(a)	he acted honestly and in good faith with a view to the best interests of the Corporation; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful.

5.3	Right of Indemnity not Exclusive.

The provisions for indemnification contained in the By-laws shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any By-laws, agreement, vote of shareholders or disinterested directors or otherwise both as to an action in his official capacity and as to action in any other capacity while holding such office and shall continue as to a person who has ceased to be a director or officer and shall enure to the benefit of the heirs and legal representatives of such person.

5.4	No Liability of Directors or Officers for Certain Act.

Unless otherwise provided by law, no director or officer for the time being of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee of the Corporation or for any other loss, damager, expense or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to act honestly and in good faith with a view to the best interests of the Corporation and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. If any director or officer of the Corporation shall be employed by or shall perform services for the Corporation otherwise than as a director or officer or shall be a member of a firm or a shareholder, director or officer of a corporation which is employed by or performs services for the Corporation, the fact of his being a director or officer of the Corporation shall not disentitle such director or officer or such firm or corporation, as the case may be, from receiving proper remuneration for such services.

ARTICLE 6 — GENERAL

6.1	Notices.

In addition to any other method of service permitted by the Act any notice or document required by the Act, the regulations, the articles or the By-laws may be sent to any person entitled to receive same in the manner set out in the Act for service upon a shareholder or director and by any means of telecommunication with respect to which a written record is made. A notice sent by means of telecommunication shall be deemed to have been given on the first business day after the date upon which the written record is made.

6.2	Waiver of Notice.

Any shareholder (or his duly appointed proxy-holder), director, officer, auditor or member of a committee may at any time waive any notice, or waive or abridge the time for any notice required to be given to him under any provision of the Act, the regulations thereunder, the articles, the By-laws or otherwise, and such waiver or abridgment, whether given before or after the meeting or other event of which the notice is required to be given, shall cure any defect in the giving or in the time of such notice as the case may be.

6.3	Notice to Joint Shareholders.

If two (2) or more persons hold shares jointly, notice may be given to one (1) of such persons and such notice shall be sufficient notice to all of them.

6.4	Signature on Notice.

The signature to any notice to be given by the Corporation may be lithographed, written, printed or otherwise mechanically reproduced.

BY-LAW NO. 2

A by-law respecting the borrowing of money, the issuing of securities and the securing of liabilities by:

1295728 ALBERTA LTD.

BE IT ENACTED as a by-law of the Corporation as follows:

The Board may from time to time on behalf of the Corporation, without authorization of the shareholders:

(a)	borrow money upon the credit of the Corporation;

(b)	issue, reissue, sell or pledge bonds, debentures, notes or other evidences of indebtedness or guarantee of the Corporation, whether secured or unsecured;

(c)	to the extent permitted by the Business Corporations Act, give a guarantee on behalf of the Corporation to secure performance of any present or future indebtedness, liability or obligation of any person; and

(d)	mortgage, hypothecate, pledge or otherwise create a security interest in all or any currently owned or subsequently acquired real or personal, movable or immovable, property of the Corporation including book debts, rights, powers, franchises and undertakings, to secure any such bonds, debentures, notes or other evidences of indebtedness or guarantee or any other present or future indebtedness, liability or obligation of the Corporation.

Nothing in this section limits or restricts the borrowing of money by the Corporation on bills of exchange or promissory notes made, drawn, accepted or endorsed by or on behalf of the Corporation.

The Board may, by resolution, from time to time delegate to a committee of the Board, one or more of the directors and/or one or more of the officers of the Corporation or any other person or persons as may be designated by the Board, all or any of the powers conferred on the Board by paragraph 1 hereof to such extent and in such manner as the Board may determine at the time of such delegation.

The powers hereby conferred are in supplement of and not in substitution for any powers possessed by the directors or officers of the Corporation independently of this by-law #2.

By-Law No. 2 signed for identification on January 23, 2007.

/s/ T. Moffatt
President